Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-287315 and No. 333-260995) on Form S-8, and (No. 333-268123 and No. 333-291422) on Form S-3 of our report dated March 5, 2026, with respect to the consolidated financial statements of Orion Properties Inc.
/s/ KPMG LLP
San Diego, California
March 5, 2026